FOR IMMEDIATE RELEASE

CONTACT:    Debbie Nalchajian-Cohen
(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP APPOINTS
DOROTHEA SILVA TO ITS BOARD OF DIRECTORS

FRESNO, CALIFORNIA…November 25, 2019…The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), announced today the appointment of Dorothea D. Silva, CPA, to the Company’s and Bank’s Board of Directors effective December 1, 2019.
“We’re very pleased to welcome Dorothea to our Boards,” said James M. Ford, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank. “The relationships and trust of our clients are of paramount importance to us, and it is equally important that Board members exemplify the core tenets that we collectively value. We are fortunate to be able to attract individuals such as Dorothea, an accomplished leader in her industry with a diverse background who brings new perspectives and strength as a financial expert to our well-established Board and Audit Committee.”
Based in Sacramento, Dorothea is a certified public accountant (CPA) with over 20 years of tax and accounting experience. Prior to her position as principal of Avaunt Ltd. CPAs and Consultants, she was a partner with Chavez Silva & Co. She also held positions at Williams & Olds CPA and Arthur Andersen. Her strengths abound in the diverse industry knowledge of the clients she serves, including financial services, construction, real estate, food processing, manufacturing, retail, professional services and an array of nonprofits.

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In her community, Dorothea currently serves as the Audit Committee Chair for the Girl Scouts Heart of Central California, she is an active member and former Scholarship Committee and Student Liaison for the California Society of CPAs, and is a member of Business Networking International. She has also had involvement as an Adjunct Accounting Professor for American River Community College, and has served as a public speaker for a variety of Accounting industry conferences and events.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates 20 full-service offices throughout California’s San Joaquin Valley and Greater Sacramento Region. Additionally, the Bank maintains Commercial Real Estate, Agribusiness and SBA Lending Departments. Central Valley Investment Services are provided by Raymond James Financial, Inc.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Vice Chairman), Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, James M. Ford, Robert J. Flautt, Gary D. Gall, Steven D. McDonald, Louis C. McMurray, Karen Musson, Dorothea D. Silva and William S. Smittcamp. Sidney B. Cox is Director Emeritus.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
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Photo Attachment:
Dorothea Silva,
Board Member, Central Valley Community Bancorp and Bank

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